EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is dated as of January 23, 2006 among Donald L. Smith, Jr. (“Purchaser”) and Devcon International Corp., a Florida corporation (“Seller”).

WHEREAS, Seller is the record and beneficial owner of the issued and outstanding shares of Antigua Masonry Products, Ltd., an Antigua corporation, and M21 Industries, Inc., a Virgin Islands corporation (collectively, the “Companies”), described on Schedule A (the “Shares”), M21 Industries, Inc. owns the shares of Antigua Masonry Products, Ltd. described on Schedule A and Antigua Masonry Products, Ltd. owns the shares of Antigua Cement, Ltd. (“ACL”) described on Schedule A, which it will continue to own after the Closing; and

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Shares upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals herein before stated and the representations, warranties, covenants and agreements hereinafter set forth, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Purchaser and Seller do hereby agree as follows:

1. Purchase and Sale of the Shares; Closing.

(a) On March 31, 2006 or such earlier date as shall be mutually agreed upon by Seller and Purchaser (the “Closing”), and in consideration of Purchaser’s delivery of the Aggregate Purchase Price (as hereinafter defined) and on and subject to the terms and conditions of this Agreement, Seller will convey, transfer and assign to Purchaser, and Purchaser will purchase from Seller, the Shares, free and clear of any restrictions on transfer, liens, claims, demands, pledges, charges and encumbrances (collectively, “Liens”) whatsoever.

(b) The Closing of the transfer and sale of the Shares from Seller to Purchaser shall take place at the offices of Seller, 1350 E. Newport Center Drive, #201, Deerfield Beach, Florida 33442, or such other place as the parties shall mutually agree.

(c) At the Closing, Seller shall deliver the certificates for the Shares to Purchaser, duly endorsed or accompanied by stock powers.

(d) At the Closing, Purchaser shall deliver the Estimated Purchase Price (as hereinafter defined) payable to Seller by certified check or by wire transfer of immediately available funds (to an account specified by Seller in writing), except that $1.725,000 of the Estimated Purchase Price may be paid by cancellation of the note payable by the Seller to Purchaser.

(e) At or prior to the Closing, the Companies shall transfer the Assets set forth on Schedule B to Seller or such of Seller’s affiliates as Seller designates.

(f) At the Closing, Antigua Masonry Products, Ltd. shall continue to own the shares of ACL set forth on Schedule A and if the parties hereto mutually agree, Seller shall cause the other shares of ACL set forth on Schedule A to be transferred to Purchaser for no additional consideration.

2. Purchase Price.

(a) In consideration for the Shares, the estimated purchase price shall be $5,000,000 (the “Estimated Purchase Price”). The Estimated Purchase Price is subject to adjustment as set forth below and, as finally adjusted, will be the “Final Purchase Price”.

(b) Post-Closing Statement; Calculations.

(i) No more than 60 days after the first month end following the Closing, Seller will prepare and deliver to Purchaser a calculation (the “Post-Closing Statement”) of the Net Working Capital as of the date of Closing (the “Final Calculation Date”). For purposes hereof “Net Working Capital” shall mean the excess of the current assets of the Companies over the current liabilities of the Companies.

(ii) The Post-Closing Statement will be prepared in accordance with generally accepted accounting principles, consistently applied with prior periods.

(c) Purchaser will, and will cause each Company to, make available to Seller and its representatives, as reasonably requested by Seller, all books, records and other documents pertaining to the Companies deemed necessary or desirable by Seller in preparing the Post-Closing Statement and all personnel responsible for preparing or maintaining such books, records and documents. Seller and its independent certified public accountants may review the books, records and documents relating to the Companies and may make inquiry of Purchaser’s personnel responsible for such documents after Closing and representatives of Purchaser’s accountants. The Post-Closing Statement shall become final and binding upon, and deemed accepted by, Purchaser except to the extent Purchaser shall have notified Seller in writing within 15 days after receipt of the Post-Closing Statement (the “Notice Period”) of any objections that the Post-Closing Statement was not prepared in conformity with Section 2(b)(i). Such a notice under this Section 2(c) (“Disputes Notice”) shall specify in reasonable detail the items of the Post-Closing Statement which are being disputed by Purchaser, and a summary of the reasons for such dispute.

(d) Disputes; Final Closing Statement.

(i) Seller and Purchaser will attempt to resolve in good faith the disputes raised in any Disputes Notice. Any such dispute which cannot be resolved by them within 30 days after receipt of a Disputes Notice may, at the written request of either party (“Disputes Referral”), be referred to any impartial and independent, nationally or regionally recognized, certified independent public accounting firm mutually agreed upon by Seller and Purchaser (the “Disputes Auditor”) for decision, which decision on such dispute will be final and binding on both parties. If Seller and Purchaser cannot agree within 20 business days after a Disputes Referral on the identity of the Disputes Auditor, either party may require both parties to cause their respective independent public accountants to solicit such a firm to be the Disputes Auditor. The parties will use commercially reasonable efforts to cause the Disputes Auditor to render its decision within 45 days after the Disputes Referral.

(ii) The Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as accurately, efficiently and inexpensively as possible. The Disputes Auditor will in all cases use the Accounting Principles in resolving any dispute and will resolve only the specific disputes raised in the Disputes Notice. No party will disclose to the Disputes Auditor, and the Disputes Auditor will not consider for any purpose, any settlement offer made by any party. The parties will, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor.

(iii) The fees, costs and expenses of the Disputes Auditor shall be borne by Purchaser, on the one hand, and Seller on the other hand, based upon the percentage which the portion of the disputed amount not awarded to each party bears to the amount actually disputed by such party. For example, if Purchaser claims the Final Purchase Price is $1,000 less than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Purchaser, and if the Disputes Auditor ultimately resolves the dispute by awarding Purchaser $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60 percent (i.e., 300 ÷ 500) to Seller and 40 percent (i.e., 200 ÷ 500) to Purchaser.

(iv) The Post-Closing Statement, as adjusted pursuant to any agreement between the parties or pursuant to the decision of the Disputes Auditor, is herein referred to as the “Final Closing Statement”. The Final Closing Statement will become final and binding on the parties (i) if no Disputes Notice has been given within the Notice Period, upon the expiration of the Notice Period, or (ii) if a Disputes Notice has been given within the Notice Period, upon the resolution of all disputes set forth in the Disputes Notice by written agreement between Seller and Purchaser or the written decision of the Disputes Auditor.

(e) Adjustments. Promptly after the Final Closing Statement has become final and binding on Seller and Purchaser, the below adjustments shall be made to the Estimated Purchase Price to arrive at the Final Purchase Price:

(i) If the Net Working Capital determined in accordance with the Final Closing Statement (the “Final Net Working Capital”) is greater than $950,000, the Net Working Capital of the Companies as of December 31, 2005 (the “December 31 Net Working Capital”), the Estimated Purchase Price shall be increased by an amount equal to one hundred percent (100%) of such excess and Purchaser shall pay to Seller in cash an amount equal to such increase.

(ii) If the Final Net Working Capital is less than the December 31 Net Working Capital, Seller shall pay to Purchaser in cash an amount equal to the amount by which the December 31 Net Working Capital exceeds the Final Net Working Capital.

Any payments made pursuant to this Section 2(e) (the “Purchase Price Adjustment”), shall be made by wire transfer of immediately available funds to the account or accounts designated in writing by Seller or Purchaser, as the case may be, within ten (10) days after the date upon which the Final Closing Statement is final and binding on the parties.

3. Representations and Warranties of Seller. In order to induce Purchaser to purchase the Shares, Seller hereby represents and warrants to Purchaser that:

(a) Authority; Enforceability. This Agreement has been duly executed and delivered by Seller, and Seller has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement has been or will be prior to the Closing, duly authorized by the Board of Directors of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Title to the Shares. Seller has good, valid and unencumbered title to the Shares and is the sole and exclusive holder of record and beneficial owner of the Shares, free and clear of any Liens.

4. Representations and Warranties of Purchaser. In order to induce Seller to sell the Shares, Purchaser hereby represents and warrants to Seller that:

(a) Enforceability. This Agreement has been duly executed and delivered by Purchaser, and Purchaser has all requisite power and legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Purchaser, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) Purchaser’s Acknowledgement. Purchaser acknowledges that prior to the Closing, he had management and operational control of the Companies and that he is knowledgeable and experienced with respect to this industry and the Companies, in particular. Accordingly, the Shares are being purchased “as is” and “where is.”

5. Indemnification by Purchaser. Purchaser shall indemnify, defend and hold Seller and its successors, assigns, affiliates and subsidiaries, and their respective directors, officers, and employees (the “Seller Indemnified Parties”) harmless against any and all damages occasioned by, arising out of, resulting from or otherwise in connection with (i) any breach or default of a representation or warranty by, or covenant of Purchaser contained in this Agreement or in any certificate, instrument or agreement furnished pursuant to the Agreement and (ii) any and all liabilities and obligations of the Companies or their business, whether absolute, contingent or otherwise, except those liabilities set forth on Schedule C, which will be assumed by Seller or removed from the Companies prior to the Closing.

6. Termination. This Agreement may only be terminated with no further obligation of either of the parties hereto to each other, and shall be terminated, if, prior to the Closing, the Seller receives an offer which its Board of Directors, by majority vote (not including Purchaser), deems to be superior to the consideration provided for herein and the Seller enters into an agreement to sell the Shares or assets of the Companies in connection with such offer. In the event of such termination, Seller shall reimburse Purchaser for his expenses, up to a maximum of $150,000.

7. Material and Supply Contract. For five years after the Closing, Purchaser agrees to sell to the Seller and its affiliates and its and their successors and assigns, goods, materials and supplies (i.e., ready-mix concrete, aggregate concrete block and cement materials and supplies) and services of the Purchaser; as requested by Seller or its affiliates and its and their successors and assigns, at the same prices and terms and conditions as those offered to Purchaser’s best and most significant customers.

8. Miscellaneous.

(a) Amendment; Assignment. This Agreement and the terms hereof may not be changed, modified, waived, discharged or terminated unless such change, modification, waiver, discharge or termination is in writing signed by the parties hereto. This Agreement may not be assigned by Purchaser without the written consent of Seller.

(b) Survival of Representations and Warranties. All representations and warranties made in this Agreement shall survive the execution and delivery hereof.

(c) Prior Agreements. This Agreement constitutes the entire agreement between the parties and supersedes any prior or contemporaneous understandings or agreements concerning the subject matter hereof.

(d) Severability. The provisions of this Agreement are severable and, if any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein.

(e) Counterparts. This Agreement may be executed in counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(f) Facsimile. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws. The parties hereto agree that any action brought by either party hereto in connection with the transactions contemplated herein shall be brought in the Federal or Florida state courts serving the Federal district and the Florida judicial circuit, respectively, wherein Broward County, Florida is located, and further agree that exclusive venue for any and all legal actions and proceedings brought under this Agreement shall be Broward County, Florida.

(h) Further Assurances. Each party to this Agreement, upon the request of the other, agrees to perform any further acts and execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

(i) No Brokers. Each party represents to the other that it has not engaged any broker, finder or agent in connection with the transactions contemplated by this Agreement nor incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders’ fees or commissions, with respect to the transactions contemplated by this Agreement.

[Signatures to follow on next page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SELLER:

DEVCON INTERNATIONAL CORP.

By:	/s/ Stephen J. Ruzika
Name:	Stephen J. Ruzika
Title:	President

PURCHASER:

/s/ Donald L. Smith, Jr.
Donald L. Smith, Jr.

Schedule A

Shares of Capital Stock

Antigua Masonry Products, Ltd.

Shares owned by Seller	456,051 common shares and US$3,000,000 of preferred shares
Shares owned by M21 Industries, Inc.	37,000 common shares and US$11,838,421 of preferred shares

M21 Industries, Inc.

Shares owned by Seller	600 Class A 300 Class B

Antigua Cement, Ltd.

Shares owned by Antigua Masonry Products, Ltd	1,000 shares
Shares owned by Seller	1 share
Shares owned by Antigua Heavy Constructors, Ltd	1 share
Shares owned by VICBP	1 share

Schedule B

Transferred Assets

1.	Any and all shares of Antigua Heavy Constructors, Ltd. owned by either of the Companies.

2.	Any and all notes payable to either of the Companies from PRCC.

3.	Any and all notes payable to either of the Companies from the Island of St. Kitts or any St. Kitts governmental authority.

4.	All intercompany balances due from Seller or its affiliates to the Companies or their subsidiaries being transferred to Purchaser.

Schedule C

Excluded Liabilities

1.	All intercompany balances due to Seller or its affiliates from the Companies or their subsidiaries being transferred to Purchaser.